EXHIBIT 4.1
                         AMENDMENT TO RIGHTS AGREEMENT

      AMENDMENT, dated as of October 17, 1997 (the "Amendment"), to the Rights Agreement dated as of August 28, 1996 (the "Rights Agreement") between HI-LO AUTOMOTIVE, INC., a Delaware corporation (the "Company"), and CHASEMELLON SHAREHOLDER SERVICES, L.L.C. (the "Rights Agent").

      WHEREAS, DISCOUNT AUTO PARTS, INC. a Florida corporation ("Discount"), HLA ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Discount ("Sub"), and the Company intend to enter into an Agreement and Plan of Merger pursuant to which Sub will merge with and into the Company; and

      WHEREAS, pursuant to and in compliance with Section 29 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth in this Agreement to reflect the foregoing;

      NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto hereby agree as follows:

      1. Section 1 of the Rights Agreement is hereby amended to add the following at the end of the existing definition of "Acquiring Person" thereof:

            "Anything in this Agreement to the contrary notwithstanding, "Acquiring Person" shall not include Discount Auto Parts, Inc., a Florida corporation ("Discount"), HLA Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Discount ("Sub"), or any Affiliates or Associates of Discount or Sub, by virtue of (x) the announcement, approval, execution or delivery of the Agreement and Plan of Merger among Discount, Sub and the Company, dated as of October 17, 1997 and any amendments thereto in accordance with its terms (the "Merger Agreement"), pursuant to which, among other things, Sub shall merge with and into the Company (the "Merger") or
            (y) the consummation of the Merger and the transactions contemplated by the Merger Agreement."

      2. Section 3(d) of the Rights Agreement is hereby amended by inserting after "August 28, 1996" in line 3 of the legend set forth therein the phrase "as amended as of October17, 1997."

      3. Section 14 of the Rights Agreement is hereby amended to add the following paragraph at the end thereof:

            "Notwithstanding any other provision of this Agreement, neither of the following events shall constitute an occurrence of the events referred to in Section 14(a)(i), (ii) or (iii) hereof: (A) the announcement, approval,

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            execution or delivery of the Merger Agreement or (B) the
            consummation of the Merger."

      4. The Rights Agreement is hereby amended to add a new Section 36 which shall read in its entirety as follows:

            "Anything in this Agreement to the contrary notwithstanding, the announcement, approval, execution or delivery of the Merger Agreement, the acquisition of beneficial ownership of the Common Stock of the Company pursuant to the Merger and the consummation of the transactions contemplated by the Merger Agreement shall not cause Discount, Sub or any Affiliates or Associates of Discount or Sub to be deemed an Acquiring Person or to give rise to a Distribution Date, any event referred to in Section 12 hereof, any of the events referred to in Section 14 (a)(i), (ii) or (iii) hereof or a Shares Acquisition Date."

      5. The Form of Right Certificate attached to the Rights Agreement as Exhibit B is hereby amended by inserting after "August 28, 1996" in lines 3 and 4 thereof the phrase "as amended as of October 17, 1997."

      6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

      7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      8. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered and to become effective, all as of the day and year first above written.

ATTEST:                                   HI-LO AUTOMOTIVE, INC.

By: /s/ K. GRANT HUTCHINS                 By: /s/ T. MICHAEL YOUNG
        Name:  K. Grant Hutchins          Name:   T. Michael Young
        Title:  Secretary                 Title:  Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer


ATTEST:                                   CHASEMELLON SHAREHOLDER SERVICES, LLC
                                          As Rights Agent

By: /s/ R. JOHN DAVIS                     By: /s/ BARBARA J. ROBBINS
        Name: R. John Davis               Name:   Barbara J. Robbins
        Title: Vice President             Title:  Vice President

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